Exhibit 99.1
NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

EDINBURG, VA, (March 3, 2010) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights

Highlights for the quarter include:

•	Revenue of $40.3 million, an increase of 8% from fourth quarter 2008

•	Net income of $6.3 million, which includes a net loss of $0.5 million from newly acquired cable operations undergoing upgrades

•	PCS net subscriber additions of 3,465

•	Total PCS subscribers of 222,818, up 5% from December 31, 2008

•	EVDO high speed data services are now available to 95% of the population covered by our PCS network

•	Added eight cell towers, 28 CDMA base stations, and 28 EVDO-enabled sites

•	Completed upgrades in the recently acquired cable territories, with 64% of the homes passed now served by upgraded systems

President and CEO, Christopher E. French commented, “Our operating results again reflect improvement and growth despite the continuation of poor economic conditions. During the year our employees and management team were able to remain focused on improving service for our customers and building long term value for our shareholders.”

March 3, 2010
News Release

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2009, net income from continuing operations was $5.8 million compared to $5.3 million in fourth quarter 2008. The fourth quarter of 2009 included an after-tax loss of $0.5 million from the cable operations acquired in December 2008, compared to a loss of $0.2 million in the fourth quarter of 2008. The Company expected these operations to incur losses during the time required to complete the network upgrades and increase market penetration.

The Company’s total revenues for fourth quarter 2009 were $40.3 million, compared to $37.1 million for the same quarter in 2008, an increase of 8%. Fourth quarter operating expenses increased to $31.7 million in 2009 from $27.5 million in 2008. The increase in revenues is primarily a result of higher revenues in our PCS unit and the revenues of the acquired cable operations. The increase in PCS revenues is a result of an increase in average PCS subscribers of 6%. The increase in operating expenses results from costs associated with the new cable operations, improvements and expansion of our PCS and fiber optic networks, and associated depreciation.

March 3, 2010
News Release

Consolidated Full Year Results

For the year ended December 31, 2009, net income from continuing operations was $25.1 million compared to $26.1 million in 2008.  Results for 2009 include a $2.4 million after-tax loss from the cable operations acquired in December of 2008.  The Company’s total revenues for 2009 were $160.6 million, compared to $144.4 million for 2008, an increase of 11%.  Operating expenses increased to $117.8 million in 2009 from $99.2 million in the prior year.  The increase in revenues is primarily a result of an increase in average PCS subscribers of 8% and the $9.5 million of additional revenues of the newly acquired cable operations.  Operating expenses increased due to $11.8 million in incremental costs associated with the new cable operations, operating costs associated with improvements and expansion of our PCS and fiber optic networks totaling $4.8 million, and associated depreciation which was up $6 million.  These increases were partially offset by lower costs for PCS handsets due to fewer units sold and other marketing and general and administrative cost savings.

Cable TV Update

The Company acquired cable assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008.  In the fourth quarter of 2009, the acquisition contributed revenues of $2.7 million and expenses of $4.6 million, for an operating loss of $1.9 million.  In the fourth quarter of 2008, with one month of operations, the acquired cable operations contributed $0.8 million in revenues, $1.0 million in operating expenses, resulting in an operating loss of $0.2 million.  Through 2009, the Company had upgraded networks passing 64% of homes passed in our acquired service areas.  The Company expects to have all homes passed upgraded by the third quarter of 2010.  In addition, the Company upgraded its cable network in Shenandoah County, Virginia, upgrading 100% of homes passed during 2009.  The Company spent approximately $14 million upgrading acquired and existing cable networks during 2009.

March 3, 2010
News Release

Other Information

The Company’s fourth quarter 2009 capital expenditures were $15.6 million, down from $26.7 million in fourth quarter 2008. Capital expenditures related primarily to upgrading the acquired cable networks and spending to expand our PCS network coverage and footprint. The Company expects capital spending to decline over the next several quarters when enhancements to the PCS network will be limited to success-based spending to address capacity issues, and as the planned cable network upgrades are completed.

Cash and cash equivalents as of December 31, 2009 were $12.1 million, up from $5.2 million at December 31, 2008. The Company made scheduled repayments against debt facilities of $1.1 million during the fourth quarter. The Company borrowed $5 million during the fourth quarter of 2009 under the Delayed Draw Term Loan entered into in 2008. This facility was amended to allow the Company to make draws during 2010 and delay scheduled repayments by one year to begin in March of 2011. At December 31, 2009, the debt/equity ratio was 0.19 and debt as a percent of total assets was 12%. The amount available to the Company through its delayed draw term loan facility was $32.3 million as of December 31, 2009. The Company continues to progress towards completing the sale of its Converged Services operations.

March 3, 2010
News Release

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic United States.

Teleconference Information:
Thursday, March 4, 2010, 9:00 A. M. (ET)
Domestic Dial in number: 1-877-741-4241
International Dial in number: 1-719-325-4844
Audio webcast:  www.shentel.com

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

March 3, 2010
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$12,054	$5,240
Other current assets	40,581	67,181
Investments	8,705	8,388

Property, plant and equipment	382,227	328,172
Less accumulated depreciation and amortization	179,925	151,695
Net property, plant and equipment	202,302	176,477

Other assets, net	8,083	9,551
Total assets	$271,725	$266,837

Current liabilities, exclusive of current maturities of long-term debt of $4,561 and $4,399, respectively	$20,067	$19,986
Long-term debt, including current maturities	32,960	41,359
Total other liabilities	43,026	39,180
Total shareholders' equity	175,672	166,312
Total liabilities and shareholders' equity	$271,725	$266,837

March 3, 2010
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended December 31,		Years ended December 31,
	2009	2008	2009	2008
Revenues	$40,259	$37,120	$160,616	$144,424

Cost of goods and services	14,580	12,579	54,032	43,973
Selling, general and administrative	8,557	7,517	31,127	28,570
Depreciation & amortization	8,514	7,366	32,630	26,670
Operating expenses	31,651	27,462	117,789	99,213
Operating income	8,608	9,658	42,827	45,211

Interest expense	(232)	(227)	(1,361)	(1,009)
Other income (expense), net	836	(531)	1,083	(639)
Income from continuing operations before income taxes	9,212	8,900	42,549	43,563
Income tax expense	3,446	3,613	17,465	17,494
Net income from continuing operations	$5,766	$5,287	$25,084	$26,069
Gain (loss) from discontinued operations, net of taxes	492	204	(9,992)	(1,924)
Net income	$6,258	$5,491	$15,092	$24,145

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.24	$0.22	$1.06	$1.11
Gain (loss) from discontinued operations	0.02	0.01	(0.42)	(0.08)
Net income	$0.26	$0.23	$0.64	$1.03

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